November __, 2019

Holder of 11% Senior Secured Convertible Debenture and Warrants

Re:	Amendment to Transaction Documents

Dear Holder:

Reference is made to that certain Securities Purchase and Exchange Agreement, dated October 10, 2019 (“Purchase Agreement”) between Synthesis Energy Systems, Inc. (the “Company”) and the purchasers signatory thereto, including the purchaser signatory hereto (the “Purchaser”) pursuant to which the Purchaser purchased 11% Senior Convertible Debentures due October 24, 2022 (the “Debentures”), Series A Common Stock Purchase Warrants (the “Series A Warrants”) and Series B Common Stock Purchase Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Warrants”). Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.

The Purchase Agreement is amended as follows:

(a) Add the following definition to Section 1: “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of [the NYSE American/the Nasdaq Stock Market/The New York Stock Exchange (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

(b) Add the following provision as new Section 4.21: The Company shall include in the proxy statement referenced in Section 2.1(b) a resolution for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval at the next meeting of shareholders. If the Company does not obtain Shareholder Approval at the first such meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Debentures and Warrants are no longer outstanding.

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The Debentures are hereby amended to add the following as new Section 4(e):

“Issuance Limitations. Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of this Debenture, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with the conversion of any Debentures issued pursuant to the Purchase Agreement and (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement and (iii) in connection with any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the Securities pursuant to the Purchase Agreement, would exceed 274,852 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original principal amount of the Holder’s Debenture by (y) the aggregate original principal amount of all Debentures issued on the Original Issue Date to all Holders. In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Debentures and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Debentures or Warrants and the amount of shares issued to the Holder pursuant to the Holder’s Debentures and Warrants was less than the Holder’s pro-rata share of the Issuable Maximum. For avoidance of doubt, unless and until any required Shareholder Approval is obtained and effective, warrants issued to any registered broker-dealer as a fee in connection with the Securities issued pursuant to the Purchase Agreement as described in clause (iii) above shall provide that such warrants shall not be allocated any portion of the Issuable Maximum and shall be unexercisable unless and until such Shareholder Approval is obtained and effective.

The Warrants are amended to add the following as new Section 2(f):

Issuance Restrictions. If the Company has not obtained Shareholder Approval, then the Company may not issue upon exercise of this Warrant a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued (i) pursuant to the conversion of any Debentures issued pursuant to the Purchase Agreement, (ii) upon prior exercise of this or any other Warrant issued pursuant to the Purchase Agreement and (iii) pursuant to any warrants issued to any registered broker-dealer as a fee in connection with the issuance of Securities pursuant to the Purchase Agreement, would exceed 274,852, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement (such number of shares, the “Issuable Maximum”). The Holder and the holders of the other Warrants issued pursuant to the Purchase Agreement shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the Holder’s original Subscription Amount by (y) the aggregate original Subscription Amount of all holders pursuant to the Purchase Agreement. In addition, the Holder may allocate its pro-rata portion of the Issuable Maximum among Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Purchaser no longer holds any Warrants and the amount of shares issued to such Purchaser pursuant to its Warrants was less than such Purchaser’s pro-rata share of the Issuable Maximum. For avoidance of doubt, unless and until any required Shareholder Approval is obtained and effective, warrants issued to any registered broker-dealer as a fee in connection with the Securities issued pursuant to the Purchase Agreement as described in clause (iii) above shall provide that such warrants shall not be allocated any portion of the Issuable Maximum and shall be unexercisable unless and until such Shareholder Approval is obtained and effective

The Company shall file a Current Report on Form 8-K, which shall describe the transactions hereunder, prior to 9:00 am ET on the trading day following the date hereof.

Except as expressly set forth hereunder, the terms and provisions of the Purchase Agreement and other Transaction Documents shall remain in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Synthesis Energy Systems, Inc.

By:
Name:
Title:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

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